Exhibit 99.(k)(ii)

INVESTOR SUPPORT SERVICES AGREEMENT

This Investor Support Services Agreement (the “Agreement”) is made as of          , 2015, by and among Eagle Growth and Income Opportunities Fund, a Delaware statutory trust (the “Fund”), and Four Wood Capital Partners, LLC, a New York limited liability company (“FWCP”).

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WHEREAS, the Fund has filed a notification on Form N-8A of registration as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and a registration statement on Form N-2, as amended (the “Registration Statement”), relating to the initial public offering of common shares of beneficial interest of the Fund (the “Common Shares,” and such offering, the “Offering”);

WHEREAS, the Fund is expected to be operated as a closed-end management investment company under the 1940 Act;

WHEREAS, Four Wood Capital Advisors, LLC, a Delaware limited liability company (the “Adviser”), intends to serve as the investment adviser to the Fund;

WHEREAS, the Fund wishes to retain FWCP to provide, following the closing of the Offering (but excluding any “Green Shoe” period) (the “Closing”), the Services (as defined herein) under the terms and conditions stated herein, and FWCP is willing to provide such Services for the compensation set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and intending to be legally bound, the parties hereby agree as follows:

1.             Appointment of FWCP

The Fund hereby appoints and retains FWCP to furnish, and FWCP hereby agrees to furnish, in accordance with the highest commercial standards, the Services.

2.             Services and Duties of FWCP

From the Closing until the termination or expiration of this Agreement, FWCP shall:

(a)           provide administration and coordination of the activities of field representatives (i.e., independent contractors of FWCP and any third-party representatives who will provide any of the Services under separate agreement with FWCP);

(b)           respond to questions from financial advisors (including, without limitation, broker-dealers and registered investment advisers) that are representatives of financial intermediaries, regarding the Fund;

(c)           communicate with the stock exchange specialist for the Fund’s Common Shares, and with the closed-end fund analyst community regarding the Fund on a continual basis;

(d)           host conferences and meetings with the closed-end fund analyst community at which the Fund and its portfolio managers will be highlighted;

(e)           assist the Adviser in the development of the Fund’s website;

(f)            assist and consult in producing marketing material for the Fund’s website;

(g)           provide quarterly reports to the Fund summarizing FWCP’s activities in respect of the Fund; and

(h)           provide such other services as to which the Fund and FWCP may from time to time mutually agree (collectively, (a) through (h), the “Services”).

3.             Representations and Warranties of FWCP

FWCP hereby represents and warrants to the Fund as follows:

(a)           (i) FWCP is a validly existing Delaware limited liability company and has full limited liability company power and authority to execute, deliver and perform its obligations under this Agreement, (ii) this Agreement has been duly and validly authorized, executed and delivered on FWCP’s behalf, (iii) assuming the due  authorization, execution and delivery by the Fund, this Agreement constitutes a valid, binding and enforceable obligation of FWCP in accordance with its terms, except that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at law or in equity) and (iii) the execution and delivery of this Agreement, the incurrence of the obligations herein set forth and the performance of the Services will not constitute a material breach of, or material default under, FWCP’s constituent documents, other instruments or agreements to which FWCP is a party or by which FWCP is bound or affected, or under any order, rule or regulation applicable to it of any court or any governmental body or administrative agency having jurisdiction over it.

(b)           Each of its employees and contractors have and will maintain any and all licenses, registrations, qualifications and approvals necessary under applicable federal and state laws, rules and regulations, and all applicable laws, rules and regulations of any relevant jurisdiction that apply to the activities and the fees contemplated by this Agreement, including the rules and regulations of any self-regulatory organization with competent jurisdiction, governing or relating to the conduct of its business, including, without limitation, to provide the Services required to be provided by FWCP hereunder.

(c)           FWCP acknowledges that it shall act as an independent contractor in providing the Services.

4.             Representations and Warranties of the Fund

The Fund hereby represents and warrants to FWCP as follows:

(a)           (i) The Fund is a validly existing Delaware statutory trust company and has full power and authority to execute, deliver and perform its obligations under this Agreement, (ii) this Agreement has been duly and validly authorized, executed and delivered on the Fund’s behalf, (iii) assuming the due  authorization, execution and delivery by FWCP, this Agreement constitutes a valid, binding and enforceable obligation of the Fund in accordance with its terms, except that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at law or in equity) and (iii) the execution and delivery of this Agreement, the incurrence of the obligations herein set forth and the performance of the Services will not constitute a material breach of, or material default under, the Fund’s constituent documents, other instruments or agreements to which the Fund is a party or by which FWCP is bound or affected, or under any order, rule or regulation applicable to it of any court or any governmental body or administrative agency having jurisdiction over it.

5.             Performance of Services Standards; Covenants.

(a)           FWCP shall perform, or contract and coordinate with others to perform, the Services (i) using sound, commercial practices and in a competent and professional manner by personnel who are knowledgeable, qualified and trained in performing each of the Services and (ii) in accordance with any written direction by the Fund in order for the Fund to ensure that such Services are in compliance with the Fund’s legal, regulatory and compliance obligations.  Any party with whom FWCP contracts or coordinates will agree with FWCP to comply with the representations set forth in Section 3(b), and FWCP covenants that it will make any sub-contracting or coordinating party aware of the representations, warranties and covenants contained in this Agreement, and obtain their confirmation to abide by them as though they were parties to this Agreement.

(b)           FWCP shall cooperate with the authorized officers, employees, subcontractors and agents of the Fund in performing Services as reasonably requested by the Fund.

(c)           FWCP acknowledges and agrees that it is not authorized to, and it shall not and shall cause its affiliates not to, provide any information or make any representation regarding the Fund or the Common Shares other than (i) information contained in the Fund’s public statements or filings with the Securities and Exchange Commission (“SEC”), (ii) marketing materials provided prepared, or approved, by the Fund or the Adviser, and (iii) any other information approved in writing, in advance, by the Fund for use by FWCP in connection with the performance of the Services by FWCP.

(d)           FWCP covenants to maintain all necessary registrations, licenses and approvals, if and as applicable, to perform the Services contemplated by this Agreement in effect during the term of this Agreement.

(e)           In all matters pertaining to the performance of this Agreement, FWCP will act in accordance with the directions of the Fund, and will conform to, and comply with, the requirements of the 1940 Act, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and, in each case, the rules and regulations thereunder and all other applicable federal, state and foreign laws and regulations.

(f)            FWCP agrees that it shall promptly notify the Fund (i) in the event that the SEC, the Financial Industry Regulatory Authority (“FINRA”) or any other authority (including any self-regulatory or state authority) has censured its activities, functions or operations, suspended or revoked any registration, license or approval, or has commenced proceedings or an investigation that may result in any of these actions, (ii) in the event that there is a change of control of FWCP or any change in the senior management of FWCP or (iii) of any change to FWCP that may be reasonably expected to adversely affect its ability to perform the Services contemplated by this Agreement.

6.             Compensation

(a)           As compensation for the Services to be provided by FWCP under this Agreement, the Fund shall pay to FWCP a services fee in an annual amount equal to (i) 0.10% (ten basis points) of the average daily value of the Fund’s Managed Assets (as defined in the Investment Advisory Agreement between the Fund and the Adviser) from the Closing through the remaining term of this Agreement, such fee to be paid monthly, within 30 days after the end of each calendar month (the “Services Fee”).

(b)           If this Agreement is terminated, other than pursuant to Section 10(b)(ii), the Fund shall pay within 30 days of the termination date to FWCP the pro-rata portion of the Services Fee computed on the average daily Managed Assets for the unpaid period preceding the termination date.

7.             Services Not Exclusive

The services of FWCP hereunder are not deemed to be exclusive, and FWCP and its officers and affiliates may, without the prior written consent of the Fund, render such services to others, so long as its services under this Agreement are not impaired by such other activities.

8.             Limitation of Liability of FWCP

(a)           FWCP will not be liable for any act or omission or for any error of judgment or for any loss suffered by the Fund in connection with the performance of the Services by FWCP under this Agreement, except a loss directly or indirectly resulting from bad faith, gross negligence or willful misconduct on FWCP’s part in the performance of its duties, from the reckless disregard by FWCP of its duties under this Agreement or the material breach by FWCP of any of FWCP’s representations, warranties or covenants hereunder (including, for the avoidance of doubt, Sections 3 or 5) (“FWCP Disabling Conduct”).

(b)           The Fund agrees to indemnify, defend and hold harmless FWCP, and any person who controls FWCP within the meaning of Section 15 of the Securities Act of 1933, as amended

(collectively, “FWCP Indemnified Persons”), against any and all claims, demands, liabilities and expenses (including the reasonable and documented out-of-pocket costs of investigating or defending such claims, demands or liabilities and any reasonable and documented out-of-pocket fees of one counsel incurred in connection therewith) which FWCP Indemnified Persons may incur arising out of or relating to providing the Services under this Agreement, but only to the extent that such claims, demands, liabilities and expenses do not arise out of or are not caused by FWCP Disabling Conduct.

(c)           The foregoing agreements of indemnity shall be in addition to, and shall in no respect limit or restrict, any other remedies which may be available to an indemnified party.

9.             Limitation of Liability of the Adviser and the Fund

(a)           Neither the Adviser nor the Fund will be liable for any act or omission or for any error of judgment or for any loss suffered by FWCP in connection with the performance of the Fund’s duties under this Agreement, except a loss resulting from bad faith, gross negligence or willful misconduct on its part in the performance of its duties or from the reckless disregard by it of its duties under this Agreement or the material breach by the Fund of any of the Fund’s representations, warranties or covenants hereunder (“Fund Disabling Conduct”).

(b)           FWCP agrees to indemnify, defend and hold harmless the Fund, each of its officers, directors and agents, and any person who controls the Fund within the meaning of Section 15 of the Securities Act of 1933, as amended (collectively, “Fund Indemnified Persons”), against any and all claims, demands, liabilities and expenses (including the reasonable and documented out-of-pocket costs of investigating or defending such claims, demands or liabilities and any reasonable and documented out-of-pocket fees of counsel for the Fund incurred in connection therewith) that any Fund Indemnified Persons may incur arising out of or relating to (i) FWCP’s breach of any of its obligations, representations, warranties or covenants contained in this Agreement or (ii) FWCP’s failure to comply with any applicable laws or regulations, but only to the extent that such claims, demands, liabilities and expenses do not arise out of or are not caused by Fund Disabling Conduct.

(c)           The foregoing agreements of indemnity shall be in addition to, and shall in no respect limit or restrict, any other remedies which may be available to an indemnified party.

10.          Term; Termination

(a)           The term of this Agreement shall commence upon the Closing and shall be in effect for a period for a period of one (1) year and thereafter only so long as such continuance is specifically approved at least annually by a vote of a majority of the members of the Board of Trustees (“Trustees”) of the Fund who are not “interested” persons of the Fund as defined in Section 2(a)(19) of the 1940 Act. This Agreement may be terminated at any time, without the payment of any penalty, by the Trustees of the Fund or by FWCP at any time, without the payment of any penalty, on not less than thirty (30) days’ written notice to the other party.

(b)           Section 8, Section 9 and Sections 12 through 23 shall survive any termination of this Agreement.

11.          Amendment of this Agreement

This Agreement may not be amended, supplemented or otherwise modified except by written agreement executed by all the parties hereto.

12.          Confidentiality

FWCP and the Fund each acknowledge that it may obtain certain confidential information of the other parties to this Agreement, or, in the case of FWCP, of the Fund and shareholders of the Fund, during the performance of its duties under this Agreement and each party hereto agrees to treat all such confidential information as proprietary information of the applicable party and to keep such information confidential by using the same care and discretion it uses with respect to its own confidential information, property and trade secrets; provided, that a party may disclose confidential information if (i) such disclosure is approved in writing by the applicable party from which the confidential information originates or (ii) such disclosure is required by applicable laws, rules, and regulations (including, for the avoidance of doubt, disclosures required in any document filed, provided or furnished with or to the SEC or other regulatory authority), or such disclosure is made in response to a valid request by a regulatory authority.  If FWCP is required or requested to disclose confidential information of the Fund pursuant to (ii) above, FWCP shall immediately notify the Fund, as the case may be, in order to provide the Fund, as the case may be, the opportunity to pursue such legal or other action as such parties may desire to prevent the release of such confidential information, and such party agrees to provide reasonable assistance to any party seeking to prevent the release of such confidential information, at the expense of the requesting party. Each of FWCP and the Fund shall promptly notify the other party in writing of any unauthorized, negligent or inadvertent use or disclosure of such confidential information. For purposes of this Agreement, “confidential information” does not include information which, without any breach of FWCP or the Fund of the foregoing, (1) is or becomes publicly available (other than in breach of this Agreement or a violation of a confidentiality obligation owed to a party hereto), (2) is independently developed by FWCP or the Fund (as the case may be) outside the scope of this Agreement and without use of confidential information or (3) is rightfully obtained by FWCP or the Fund (as the case may be) from third-parties who have no duty of confidentiality to the Adviser or the Fund, respectively. This Section shall continue in full force and effect notwithstanding the termination of this Agreement.

13.          Non-Assignability; Choice of Law; Venue

(a)           This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that this Agreement may not be transferred or assigned, either directly or indirectly, by operation of law or otherwise, by any party without the prior written consent of the other parties.  Any assignment not in accordance with this Section 14(a) shall be void ab initio.

(b)           This Agreement shall be governed and construed in accordance with the laws of the State of New York, excluding the laws governing conflicts of laws.

(c)           All judicial proceedings brought against the parties to this Agreement arising out of or relating to this Agreement, shall be exclusively brought in any state or federal court in New York State, County of New York.

(d)           Each party hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may have, whether now or in the future, to the laying of venue in, or to the jurisdiction of, any and each of such courts for the purposes of any such judicial proceeding or judgment and further waives any claim that any such judicial proceeding or judgment has been brought in an inconvenient forum, and each party hereby submits to such jurisdiction, and agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

14.          Waiver of Jury Trial

EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT.

15.          Books and Records

(a)           In compliance with the requirements of the 1940 Act, FWCP hereby agrees that all records which it may maintain for the Fund or the Adviser are the property of the Adviser or the Fund, as the case may be, and further agrees to surrender promptly to the Adviser or the Fund, as the case may be, any of such records upon request.

(b)           FWCP hereby agrees to furnish to regulatory authorities having the requisite authority any information or reports in connection with Services that FWCP renders pursuant to this Agreement which may be requested in order to ascertain whether the operations of the Fund are being conducted in a manner consistent with applicable laws and regulations.  Subject to the proviso below, if FWCP is required or requested to provide any information or reports to regulatory authorities, FWCP shall immediately notify the Fund in order to provide the Fund the opportunity to pursue such legal or other action as it may desire to prevent the release of the information or reports, and FWCP agrees to provide reasonable assistance to the Fund in seeking to prevent the release of the information, in each case; provided, that such disclosure by FWCP is not prohibited by applicable law.

16.          Third-Party Beneficiaries

The understandings contained in this Agreement are for the sole benefit of the parties hereto (and the Adviser) and their respective successors and assigns and, except as specifically contemplated herein with respect to FWCP Indemnified Persons and Fund Indemnified Persons, they shall not be construed as conferring, and are not intended to confer, any rights on any other persons except the Adviser.  For the avoidance of doubt, the Adviser is an express third-party beneficiary of this Agreement.

17.          Execution in Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against the party whose signature appears thereon, and all of which shall together constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

18.          Entire Agreement

This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained.  The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.  This Agreement may not be modified or amended other than by an agreement in writing.

19.          Waivers

Neither the failure nor any delay on the part of any party to this Agreement to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and signed by the party asserted to have granted such waiver.

20.          Construction

The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

21.          Updates Regarding Representations, Warranties and Agreements

If, at any time, any event has occurred which would make the representations, warranties and covenants contained herein untrue, FWCP, the Fund or the Adviser, as the case may be, will promptly provide written notification of such event and the facts related thereto to each other party hereto.

22.          Severability

Every provision in the Agreement is intended to be severable, and if any term or provision hereof is held to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not effect the validity of the remainder hereof.

23.          Notices

All notices required or permitted to be sent under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered personally, or (b) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Fund, to:	Eagle Growth and Income Opportunities Fund c/o Four Wood Capital Advisors, LLC 100 Wall Street, 11th Floor New York, NY 10005 Attn: [ ] Fax: [ ]

With a copy emailed to:	[ ]@fourwoodcapital.com

If to FWCP, to:	Four Wood Capital Partners, LLC 100 Wall Street, 11th Floor New York, NY 10005 Attn: [ ] Fax: [ ]

With a copy emailed to:	[ ]@fourwoodcapital.com

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the       of     , 2015.

EAGLE GROWTH AND INCOME OPPORTUNITIES FUND

By:
Name:
Title:

FOUR WOOD CAPITAL PARTNERS, LLC

By:
Name:
Title: